CONTACT:
Lou Leonardo
President
Bell Microproducts Latin America
Office (305) 477-6406

Rob Damron
Investor Relations
Bell Microproducts
(414) 224-1668

FOR IMMEDIATE RELEASE

Bell Microproducts Announces
Acquisition of Net Storage Computers, LTDA
Leading Brazilian Distributor of Storage Products and Components

SAN JOSE, CA— (July 13, 2005)— Bell Microproducts, Inc. (NASDAQ:BELM), a leading international value-added provider of a wide range of high technology storage products, solutions and services, today announced that it has acquired Net Storage Computers, LTDA., headquartered in Sao Paulo, Brazil.

Net Storage is a leading distributor of storage products and peripherals to VARs and system integrators in Brazil. Their strategic partners include Intel, Seagate, LG, Western Digital and AMD. The company has annual revenue of approximately $40 million. The acquisition is expected to be accretive to Bell Microproducts’ earnings during the second half of 2005.

“We are delighted with the acquisition of Net Storage,” stated Don Bell, President and Chief Executive Officer of Bell Microproducts Worldwide. “Net Storage is highly regarded in Brazil for its strength in storage products distribution. We have had a long-standing relationship with the Net Storage team and they have demonstrated significant expertise in profitably building their business in Brazil. This acquisition reflects a continuation of our strategy to expand our business in geographies and product segments which have a positive impact on our business, and which will be accretive to our margins and profitability. We have successfully expanded our Latin American operations into Chile and Mexico, and this acquisition significantly increases our presence in another major Latin America marketplace.”

“This acquisition directly reflects the implementation of Bell Microproducts’ strategy of expanding our business in Latin America,” stated Lou Leonardo, President of Bell Microproducts Latin America. “We will begin by increasing our product offerings in Brazil and together we will expand relationships with key suppliers who are common to both companies, and add new suppliers to strengthen the overall products and services available to our customers.”

“Net Storage is excited to join the worldwide Bell Microproducts team,” stated Villas Santos, Founder and CEO of Net Storage. “Bell Microproducts has been a true partner as we have grown our business, and with this transaction we are excited about the opportunity to accelerate the growth and profitability of Net Storage. We have similar values and share a core base of top suppliers which will serve as a strong foundation as we expand our business.”

About Bell Microproducts

Bell Microproducts is an international, value-added provider of a wide range of high-technology products, solutions, and services to the industrial and commercial markets. The Company’s offering includes semiconductors, computer platforms, peripherals, and storage products of various types including desktop, high-end computer and storage subsystems, fibre channel connectivity products, RAID, NAS and SAN storage systems and back-up products. Bell Microproducts is an industry-recognized specialist in storage products and is one of the world’s largest storage-centric value-added distributors.

The Company’s products are available at any level of integration, from components to subsystem assemblies and fully-integrated, tested and certified system solutions. The Company adds value with a broad range of services including system design, integration, installation, maintenance, and other consulting services. Trained and certified technical personnel provide these services at Bell Microproducts’ ISO 9001:2000 facilities. Bell Microproducts markets and distributes more than 140 brand name product lines, as well as its own Rorke Data storage products and Markvision memory modules, to original equipment manufacturers (OEMs), contract electronic manufacturing services (CEMS) customers, value-added resellers (VARs) and system integrators in the Americas and Europe. More information can be found in the Company’s SEC filings, or by visiting the Bell Microproducts Web site at www.bellmicro.com.

About Net Storage

Net Storage is a major value-added distributor with offices in Sao Paulo, Rio de Janeiro, Porte Alegre, Recife, and Belo Horizonte. Net Storage represents a wide range of products from system builder products to storage solutions. The Company focuses on bringing the newest technology and services to its channel partners throughout Brazil. It services all channels including VARs, integrators, and retailers. Net Storage is also the exclusive distributor for Megaware products, including servers, systems and PC kits, throughout Brazil. More information on Net Storage can be found at www.bellmicro.com.br.

Safe Harbor Statement

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect our current views of future events and financial performance and involve known and unknown risks and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons. The forward-looking statements in this release relate to the growth of our business in Brazil and the financial impact of the acquisition on consolidated earnings per share may be materially impacted by the following factors, among others: the ability to successfully integrate Net Storage’s operations, worldwide industry conditions, changes in product supply, pricing, and customer demand, competition, other vagaries in the computer and electronic components markets, changes in relationships with key suppliers, foreign currency fluctuations and the other risks described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update publicly or revise any forward-looking statements.